Exhibit 99.1

For Immediate Release                                                                                                                                 Media Contact
Dick Parsons
           “Perfectly Filtered Water
  For a Great Taste and a Healthier Life”

 (949) 234-1999
dickparsons@seychelle.com

Seychelle Reports Revenues and Earnings for Fiscal Year end 2012

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) –  May 30, 2012 – Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today.  For the fiscal year ended February 29, 2012 Revenue was $5,142,360 compared to $4,470,090 in the prior year, up $672,170 (+15.0%).   Net Income after taxes of $197,986 was a decrease of $1,513,804) (-88.4%)-compared to the prior year’s net Income after taxes of $1,711,790.

Carl Palmer, Founder, President and Chairman announced that “while Revenue was up over prior year, Net Income was down as a result of several circumstances occurring at the same time.   First, there have been delays in negotiating three major new distributor agreements.  However, these have been negotiated in the first quarter of FY’13 and we now have Agreements for an expanded pH program in the US, Canada and Israel; one for Saudi Arabia and a third for five other countries in the Middle East.  Shipments of our new radiological filter to Japan were delayed due to administrative matters with one government agency, but we expect them to be resolved shortly, and containers to be shipped in the second quarter. Finally, we expect to conclude a Distribution Agreement with a well established business group in Mexico that has plans for distribution into big box stores such as Costco and Wal-Mart.”

Second, we continue to be impacted by an adverse tax ruling from the State of California as it relates to our net loss carryforwards of $239,433. Third, the Company built up its inventory in the fourth quarter anticipating the signed Agreements taking place which we believe well positions us for increased profit opportunities in the second quarter of FY 12. Finally, a judgment was entered against the Company in the amount of $157,000 which we believe was not supported by relevant case law. As a result, we have filed an appeal to reverse the judgment

Going forward, we anticipate a continuation of the overall sales and earnings trend primarily as a result of high margin new products being released during June and July. Moreover, we will continue to deal with reducing higher S, G & A costs to mitigate the adverse tax ruling from the State of California.

Mr. Palmer said that “to meet the growing demand for Seychelle products, the Company has finalized the addition of production space in an adjacent building for assembly and warehousing.  The Company also continues to entertain the idea of outsourcing the assembly of some of its faster moving products to a high volume assembler/fulfillment vendor when larger orders are received.  This and the added production space could make the move to a more scalable higher volume business model feasible.   Both moves may help to offset the lost profit from the California decision on NOL’s for all companies and the court finding against the Company, but more importantly, continue the rapid profitable growth of the Company with high margin new products”

With Seychelle portable water filtration, consumers can drink, with complete confidence, perfectly filtered water that is great-tasting from a variety of sources – the tap, rivers, streams, ponds or creeks.  The standard filter works for water from the tap while the advance filter is needed for most outdoor uses. The proprietary Seychelle Ionic Adsorption Micron Filtration (IAMF) has been tested extensively by Independent Government Laboratories in the US and throughout the world to strict EPA/ANSI protocols and NSF Standards 42 and 53.

         ”Seychelle Products are the Most Field and Laboratory Tested
Products of Their Kind in the World”

About Seychelle Environmental Technologies, Inc.

Seychelle Environmental Technologies, Inc. (OTC Bulletin Board: SYEV) is a worldwide leader in the development, assembly and sale of a proprietary filtration system for portable water bottles.  For more information, please visit www.seychelle.com  or call (949) 234-1999.

Note to Investors

Seychelle is a national, publicly traded company with 25,800,146 outstanding shares of common stock, including a float of approximately 9.5 million shares.  This press release may contain certain forward-looking information about the Company's business prospects/projections.  These are based upon good-faith current expectations of the Company's management.  The Company makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to the Company.  The company assumes no obligation to update the information in this press release.